 Exhibit 99.3

SeD Intelligent Home Inc. and Subsidiaries
Pro Forma Consolidated Balance Sheets
September 30, 2017
(Unaudited)

	As Reported		Pro Forma
	SeD Home Inc.	SeD Intelligent Home Inc.
	09/30/2017	09/30/2017	Adjustments	Combined

Assets:
Real Estate
Construction in Progress	$31,262,668	$-		$31,262,668
Land Held for Development	25,206,357	-		25,206,357
Real Estate Held For Sale	119,738	-		119,738
	56,588,763	-		56,588,763

Cash	595,457	13,178		608,635
Restricted Cash	2,650,718	-		2,650,718
Rent Receivable	1,600	-		1,600
Prepaid Expenses	35,099	-		35,099
Fixed Assets, Net	27,311	-		27,311
Deposits	23,603	-		23,603

Total Assets	$59,922,551	$13,178		$59,935,729

Liabilities and Shareholders' Equity

Liabilities
Accounts Payable and Accrued Expenses	$980,175	$29,616		$1,009,791
Accrued Interest - Related Parties	1,800,339	-		1,800,339
Tenant Security Deposits	2,625	-		2,625
Builder Deposits	5,754,295	-		5,754,295
Notes Payable, Net of Debt Discount	9,771,821	-		9,771,821
Notes Payable - Related Parties, Net of Debt Discount	8,319,408	20,000		8,339,408
Total Liabilities	26,628,663	49,616		26,678,279

Shareholders' Equity
Common Stock, at par $0.0001, 500,000,000 shares authorized, issued, and outstanding	50,000	74,043		124,043
Subscription Receivable - 500,000,000 shares	(50,000)	-		(50,000)
Additional Paid In Capital	33,238,322	100,694		33,339,016
Accumulated Deficit	(2,163,517)	(211,176)		(2,374,693)
Total Shareholders' Equity	31,074,805	(36,438)		31,038,367
Non-controlling Interest	2,219,083	-		2,219,083
Total Shareholders' Equity	33,293,888	(36,438)		33,257,450
				-
Total Liabilities and Shareholders' Equity	$59,922,551	$13,178		$59,935,729

SeD Intelligent Home Inc. and Subsidiaries
Pro Forma Consolidated Statements of Operations
For the Nine Months Ended September 30
(Unaudited)

	As Reported		Pro Forma
	SeD Home Inc.	SeD Intelligent Home Inc.
	2017	2017	Adjustments	Combined
Revenue
Rental Income	$88,438	$-	-	$88,438
Property Sales	2,703,736	-		2,703,736
	2,792,174	-		2,792,174
Operating Expenses
Cost of Sales	2,570,182	-		2,570,182

General and Administrative Expenses	814,568	28,468		843,036
	3,384,750	28,468		3,413,218.00

Loss From Operations	(592,576)	(28,468)		(621,044.00)

Other Income				-
Interest Income	18,957	-		18,957
Other Income	34,455	-		34,455
	53,412	-		53,412

Net Loss Before Income Taxes	(539,164)	(28,468)		(567,632.00)

Provision for Income Taxes	-	-		-

Net Loss	(539,164)	(28,468)		(567,632.00)

Net Loss Attributable to Non-controlling Interest	(58,799)	-		(58,799)

Net Loss Attributable to SeD Home Inc. and Subsidiaries	$(480,365)	$(28,468)		$(508,833)

Net Loss Per Share	(0.00)	(0.00)		(0.00)

Shares Outstanding after the Merger	704,043,324	704,043,324		704,043,324

SeD Intelligent Home Inc. and Subsidiaries
Pro Forma Consolidated Statements of Operations
For the Year Ended December 31, 2016
(Unaudited)

	As Reported		Pro Forma
	SeD Home Inc.	SeD Intelligent Home Inc.
	2016	2016	Adjustments	Combined
Revenue
Rental Income	$230,059	$-	-	$230,059
Property Sales	800,000	-		800,000
	1,030,059	-		1,030,059
Operating Expenses
Cost of Sales	970,397	-		970,397
General and Administrative Expenses	1,158,149	54,880.00		1,213,029
	2,128,546	54,880.00		2,183,426.00

Loss From Operations	(1,098,487)	(54,880.00)		(1,153,367)

Other Income
Interest Income	31,761	-		31,761
Other Income	9,984	-		9,984
	41,745	-		41,745

Net Loss Before Income Taxes	(1,056,742)	(54,880.00)		(1,111,622)

Provision for Income Taxes	-	-		-

Net Loss	(1,056,742)	(54,880.00)		(1,111,622)

Net Loss Attributable to Non-controlling Interest	(148,191)	-		(148,191)

Net Loss Attributable to SeD Home Inc. and Subsidiaries	$(908,551)	$(54,880)		$(963,431)

Net Loss Per Share	(0.00)	(0.00)		(0.00)

Shares Outstanding after the Merger	704,043,324	704,043,324.00		704,043,324